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                                                                    EXHIBIT 99.2




FOR IMMEDIATE RELEASE


EVI TO ACQUIRE BARGE RIGS FOR $32 MILLION; SIGNS LETTER OF INTENT WITH CHEVRON FOR ADDITIONAL BARGE RIG IN NIGERIA AND EXTENSION OF CURRENT CONTRACT


June 24, 1996, Houston, Texas - Energy Ventures, Inc. (NYSE-EVI) today announced the signing of a definitive agreement to acquire two drilling barge rigs, the Lewis Dugger and the Chuck Syring, from Noble Drilling Corporation. The consideration for the rigs will be $32 million, consisting of $24.5 million in cash and a $7.5 million drill pipe credit. Built in the early eighties and substantially reconstructed in 1991, both barges are deep drilling rigs equipped to drill well depths up to 30,000 feet. As submersible barge rigs, both Lewis Dugger and Chuck Syring are designed to operate in shallow inland or coastal waters, areas commonly referred to as transition zones.

The acquisition of the Noble rigs is being pursued to increase the Company's international barge drilling rig fleet at what the Company believes are attractive terms. Upon completion of the transaction, the rigs will become part of the Company's Mallard Drilling rig contracting division. Mallard operates the world's second largest barge rig company with a current fleet of 36 barge rigs. The Company is negotiating long-term drilling contracts with the Shell Petroleum Development Company of Nigeria Ltd. ("Shell Nigeria") for the operation after closing of both Lewis Dugger and Chuck Syring. The acquisition of the rigs is subject to various conditions, including the Company's receipt of satisfactory drilling contracts with Shell Nigeria.

The Company also announced two contract signings with Chevron Nigeria Limited ("Chevron"). In the first instance, the Company has signed a letter of intent with Chevron for the mobilization of Mallard rig #60, one of the Company's stacked barge


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rigs in the United States, to Nigeria to operate for Chevron under a three year contract. The cost to retrofit the stacked rig for international operations is expected to be approximately $9 million. The Company expects to begin operations under the new Chevron contract during the latter part of the fourth quarter of 1996. In the second instance, the Company announced that Mallard rig #71, which is currently under contract with Chevron, will have its contract extended until September 1998 and its day rate increased from its present base.

The Company's objectives are to expand and enhance its international barge drilling fleet to take advantage of anticipated improvements in barge drilling activity in oil and gas transition zones around the world. The purchase of the Noble rigs as well as the retrofit to international standards of the second rig for Chevron are consistent with these objectives.

EVI is an international oilfield service and equipment company with manufacturing and rig operations in nine countries. The Company manufactures drill pipe and premium tubulars, production equipment and provides rig contracting services.

Contact:

James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8440